AXA Rosenberg Group Code of Ethics

EFFECTIVE 15 MAY, 2008

INDEX

INTRODUCTION			4

SCOPE			5

I. PERSONS COVERED BY THE CODE			5

A.	EMPLOYEES OF THE FIRM	5
B.	TEMPORARY EXEMPTION FROM THE CODE	6
C.	SECURITIES AND ACCOUNTS COVERED BY THE CODE	6

ROLES AND RESPONSIBILITIES			6

POLICY AND REPORTING			7

I. STANDARDS OF BUSINESS CONDUCT			7

A.	COMPLIANCE WITH LAWS AND REGULATIONS	7
B.	CONFLICTS OF INTEREST	7
C.	PERSONAL SECURITIES TRANSACTIONS AND INSIDER TRADING	8
D.	GIFTS AND ENTERTAINMENT	8
E.	POLITICAL CONTRIBUTIONS	8
F.	CONFIDENTIALITY	9
G.	SERVICE ON A BOARD OF DIRECTORS	9
H.	OTHER OUTSIDE ACTIVITIES	9
I.	MARKETING AND PROMOTIONAL ACTIVITIES	10

II. ANTITRUST AND FAIR DEALING			10

III. COMPLIANCE PROCEDURES			10

A.	CERTIFICATION OF COMPLIANCE	10

IV. CODE OF ETHICS RECORDKEEPING REQUIREMENTS			11

V. FORM ADV DISCLOSURE			12

VI. ADMINISTRATION AND ENFORCEMENT OF THE CODE			12

A.	TRAINING AND EDUCATION	12
B.	REVIEW	12
C.	MUTUAL FUNDS’ BOARD APPROVAL	12
D.	REPORT FOR THE MUTUAL FUNDS’ BOARD	12
E.	REPORT FOR SENIOR MANAGEMENT	12
F.	REPORTING VIOLATIONS	12
G.	SANCTIONS	13
H.	FURTHER INFORMATION REGARDING THE CODE	14

APPENDIX 1			15

AXA ROSENBERG GROUP PERSONAL TRADING AND INSIDER TRADING POLICY 15

I. PERSONAL TRADING			15

A.	PERSONS COVERED BY THE POLICY	15
B.	SECURITIES COVERED BY THE POLICY (“COVERED SECURITY”)	16
C.	EXEMPT SECURITIES	16
D.	TRADING PROVISIONS AND PROHIBITIONS	17

E.	PRECLEARANCE REQUIREMENTS	18
F.	EMPLOYEE STOCK OPTION PLAN (“ESOP”)	20
G.	REPORTABLE TRANSACTIONS	20
H.	BREACH OF POLICY	21
I.	TRADING HOURS	21
J.	POST TRADE	21
K.	CERTIFICATION REQUIREMENTS	22
L.	BROKER RELATIONSHIPS	23

II. INSIDER INFORMATION	24
APPENDIX 2	25
SAMPLE BROKER CONFIRMATION REQUEST LETTER	25

Introduction

This Code of Ethics applies to the following subsidiaries of AXA Rosenberg Group LLC

(hereinafter collectively referred to as “AXA Rosenberg Group” or “the Firm”):

  Barr Rosenberg Research Center LLC (United States)
  AXA Rosenberg Investment Management LLC (United States)
  AXA Rosenberg Canada Co. (Canada)
  AXA Rosenberg Investment Management Ltd. (Europe)
  AXA Rosenberg Investment Management Ltd. (Japan)
  AXA Rosenberg Investment Management Asia Pacific Ltd. (Singapore)
  AXA Rosenberg Investment Management Asia Pacific Limited (Hong Kong)
  AXA Rosenberg Investment Management Asia Pacific Ltd. (Australia)
  AXA Rosenberg Global Services LLC

These entities, excluding AXA Rosenberg Global Services LLC, are registered investment advisers1 or investment managers according to the regulatory requirements of the applicable jurisdiction of operation.2 AXA Rosenberg Global Services LLC is responsible for worldwide management, finance, legal, compliance, internal audit and risk management, human resources, administration, investment, and information technology support and systems for AXA Rosenberg Group.

In developing the Code of Ethics, AXA Rosenberg Group has striven to implement and give substance to its fundamental fiduciary principles and the laws that govern investment advisers. The Firm is committed to upholding its fiduciary responsibilities to clients, including the duties of honesty, good faith, and fair dealing, and acting in clients’ best interests while avoiding or disclosing any conflicts of interest. The highest standards of professional conduct are reflected in this Code and underpin the ethical behavior required to instill trust and confidence.

The Firm’s Code of Ethics is designed to:

  Protect the Firm’s clients by deterring misconduct
  Educate persons covered by the Code regarding the Firm’s expectations and the laws governing their conduct
  Remind persons covered by the Code that they are in a position of trust and must act in accordance with this position of trust and responsibility
  Protect the reputation of the Firm
  Guard against violation of the securities laws
  Establish procedures for Employees to follow so that the Firm may determine whether persons covered by the Code are complying with the Firm’s ethical principles.

1 AXA Rosenberg Investment Management LLC and the Barr Rosenberg Research Center LLC are registered investment advisers with the US Securities and Exchange Commission (“SEC”).

2 “Investment advisers” and “investment managers” are terms used interchangeably throughout this Policy as general references to AXA Rosenberg Group’s management of equity securities. These terms are not intended to refer to any single jurisdiction’s regulatory definitions of “investment managers” or “investment advisers,” or to conflict with or impose any additional regulatory requirements associated with an entity’s local registration.

It is AXA Rosenberg Group’s goal that the Code be a clear statement of the Firm’s purpose and values, and a guiding and evolving document to meet these high standards. The Code summarizes the values, principles, and business practices that guide the Firm’s business conduct. It is also intended to address securities-related conduct and focus principally on fiduciary duty, personal securities transactions, insider trading, gifts, conflicts of interest, antitrust, and employment practices. Other topics, policies, and procedures are addressed in the Firm’s regional Compliance Policies and Procedures Manuals, regional Employee Handbooks, and other policy and procedure documents.

Scope

All persons covered by the Code, as indicated in the following section, are required to abide by the global Code of Ethics as well as the applicable regional Compliance Policies and Procedures Manuals.3 Together, the Code and the regional Compliance Manuals set forth the standards of business conduct for such persons and also specify personal securities transaction procedures designed to prevent unethical trading practices. The Firm encourages persons covered by the Code to ask questions and provide comment on the Code so that it can become a more effective and “living” document.

I.	PERSONS COVERED BY THE CODE
A.	Employees of the Firm, collectively defined as:
	1.	All employees involved in the Firm’s day-to-day investment advisory business[4]; this qualification applies to officers, directors, and any associated persons, or other persons involved in the Firm’s day-to-day investment advisory business[5].
	2.	Non-Employees, defined as any person who fulfills a specific function or position within AXA Rosenberg Group for a long term; “long term” is defined as three months. Non-Employees are employed by a third party, and their services are contracted and approved by AXA Rosenberg Group to work for the Firm. Non- Employees may need access to AXA Rosenberg Group’s secured systems.
	3.	Persons designated by the Chief Compliance Officer or local Compliance Head[6] as subject to the Code, including any person who may be involved in the Firm’s day-to-day activities.

3 Regional Compliance Manuals and any other Firm policies and procedures referenced herein are available on PRISM.

4 Supervised Persons and Access Persons (as defined by SEC Rule 204A-1) are included within this Policy’s definition of “Employee,” thereby subjecting Supervised Persons and Access Persons to the provisions of this Code.

5

6 “Chief Compliance Officer” refers to the person designated as Chief Compliance Officer pursuant to Securities Exchange Commission [“SEC”] Rule 206(4)-7 under the Investment Advisers Act of 1940. References to “local Compliance Heads” refer to the head Compliance Officers in jurisdictions other than the United States and Canada.

Employees of the Firm are prohibited from disclosing any investment information obtained in the course of their work with the Firm, except as required by local law or as required for legitimate Firm business purposes.
B.	Temporary Exemption from the Code
The Chief Compliance Officer or local Compliance Head may grant temporary exemption from the Code to Employees of the Firm on an approved extended leave of absence, provided the Employees are not involved in the day-to-day activities of the Firm. The Chief Compliance Officer or local Compliance Head may use his or her discretion to deem such an employee to be subject to the Code.
C.	Securities and Accounts Covered by the Code
The AXA Rosenberg Group Personal Trading and Insider Trading Policy (the “Policy”) provides information on securities covered by the Code. The Policy is attached herein as Appendix 1 and is part of the Firm’s Code of Ethics.

Roles and Responsibilities

As noted in the introduction, the Firm has an overarching fiduciary duty to its clients, and it is the obligation of its Employees to understand and uphold that fundamental duty.

This Code of Ethics establishes a set of basic principles to guide all persons covered by the Code regarding the minimum requirements expected of them. It is not intended to provide an exhaustive list of all the detailed rules, regulations, and legal requirements that may apply. These general principles govern all conduct, whether or not the conduct is also covered by more specific standards and procedures. Failure to comply with the Firm’s Code of Ethics may result in disciplinary action, including termination of employment. These general principles include:

  The duty, at all times, to place the interests of clients first. Employees shall avoid serving their own personal interests ahead of the interests of the Firm’s clients.
  The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an Employee’s position of trust and responsibility.
  The duty for Employees not to take inappropriate advantage of their positions.
  The fiduciary duty to maintain as confidential all information concerning the identity of security holdings and financial circumstances of clients.
  The principle that independence in the investment decision-making process is paramount.
  The obligation for Employees to conduct themselves with honesty, integrity, and professionalism.

Violations of the Code may result in disciplinary action, including, but not limited to, a verbal or written warning, disgorgement, suspension of personal trading rights, suspension of employment (with or without compensation), demotion, or termination of employment.

Policy and Reporting

I. STANDARDS OF BUSINESS CONDUCT

The Firm is committed to conducting its business according to a high standard of honesty and fairness. This commitment to observing a high ethical standard is designed not only to ensure compliance with applicable laws and regulations in the jurisdictions where AXA Rosenberg Group operates, but also to earn and keep the trust of its clients, shareholders, personnel, and business partners.

It is the policy of the Firm to conduct its business in accordance with best international practice, and always strictly within the laws of the countries in which it operates, in a manner that manages conflicts of interest appropriately and seeks to avoid even any appearance of conflict of interest. These practices are essential for maintaining the reputation, the client confidence, and the regulatory licenses upon which the business of the Firm depends. Employees are expected to observe a high standard of business and personal ethics and to exercise proper judgment in conducting the Firm’s business.

A. Compliance with Laws and Regulations

Employees shall not engage in any activity that might involve the Firm or the Firm’s Employees in a violation of applicable laws or regulations in any jurisdiction in which AXA Rosenberg Group operates. Employees are responsible for becoming acquainted with the legal standards and prohibitions applicable to their assigned duties and to conduct themselves accordingly. The Firm’s Legal and Compliance Teams, and, where appropriate, the services of the Firm’s external legal counsel, are available for advice and consultation in this regard.

1.	Prohibitions. As part of this requirement, Employees are not permitted to:
	a.	Defraud a client in any manner
	b.	Mislead a client, including by making a statement that omits material facts
	c.	Engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon a client
	d.	Engage in any manipulative practice with respect to a client
	e.	Engage in any manipulative practice with respect to securities, including price manipulation.
2.	Policies and Procedures. The Firm requires Employees to adhere to all AXA
	Rosenberg	Group policy and procedure documents, including regional Compliance
	Manuals	and regional Employee Handbooks.
B.	Conflicts of Interest

The Firm, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients and to make full and fair disclosure of any material facts, particularly where the Firm’s interests may conflict with the clients’ interests. AXA Rosenberg Group can comply with this duty by the Firm’s efforts to avoid conflicts of interest and by full disclosure of all material facts concerning any conflict that does arise with respect to any client.
Senior Management of AXA Rosenberg Group is closely involved in discharging the Firm’s duties regarding conflicts of interest. Conflicts of interest are discussed as an agenda item at regular management meetings to ensure that the list of actual and potential conflicts is kept up-to-date and that any actual conflicts are being correctly managed. Each business area is also asked to monitor and report any new conflicts or potential conflicts that have or may have arisen in the course of daily business. In addition, Employees must try to avoid situations that have even the appearance of conflict or impropriety and must adhere to AXA Rosenberg Group’s Conflicts of Interest Policy.
AXA Rosenberg Group created its Conflicts of Interest Policy in response to the Firm’s regulatory obligation to establish, implement, and maintain an effective policy on conflicts of interest. The Conflicts of Interest Policy is a detailed document that takes into account circumstances, of which the Firm is or should be aware, that may give rise to a conflict of interest as a result of the structure and business activities of other members of the AXA Rosenberg Group. This Policy also includes a table of potential conflicts, as well as the Firm’s policy for management and mitigation of conflicts of interest.
C.	Personal Securities Transactions and Insider Trading
The	Firm requires all Employees to comply with the AXA Rosenberg Group Personal
Trading	and Insider Trading Policy (the “Policy”). The Policy is attached as Appendix 1 of
this	Code.
D.	Gifts and Entertainment
A	conflict of interest occurs when the personal interests of Employees interfere or could
potentially	interfere with their responsibilities to the Firm and its clients. Employees should
never	encourage a quid pro quo (i.e., “favor for favor”) business transaction or feel
beholden	to a person or firm. The overriding principle is that Employees should not accept
inappropriate	gifts, favors, entertainment, special accommodations, or other things of
material	value that could reasonably give rise to an actual or perceived conflict of interest.
Similarly,	Employees should not offer gifts, favors, entertainment, or other things of value
that	could be viewed as excessive or lavish or aimed at influencing decision making.
Therefore,	Employees should adhere to the procedures stated in their applicable regional
Compliance	Manual and refer to AXA Rosenberg Group’s Gifts, Sponsorships and
Charitable	Donations Policy (if an Employee intends to offer a gift to a public official or
make	a charitable donation).
E.	Political Contributions

	Neither	the Firm nor any director, officer, or Employee may make any payment of any
	kind,	either directly or indirectly, to any official of any government or government
	instrumentality,	or to any political party or official thereof or any candidate for any political
	office,	in any case, whether domestic or foreign, for the purpose of influencing any act or
	decision	in order to help the Firm obtain or retain business for or with, or direct business
	to,	any person. All activities of the Firm must comply with the provisions of any applicable laws.
	To	comply with certain governmental requirements, Employees may be required to
	disclose	personal political contributions to the Chief Compliance Officer or local
	Compliance	Head. The Compliance group will disclose this information only to such
	governmental	entities unless otherwise required by law.
F.	Confidentiality
	Confidential	information includes all nonpublic information that, if disclosed, might be of
	use	to competitors or harmful to the Firm or its clients. It also includes the Firm’s
	intellectual	property (such as confidential product information, trade secrets, patents,
	trademarks,	and copyrights); business, marketing, and service plans; databases; records;
	salary	information; and unpublished financial data and reports, as well as information that
	joint-venture	partners, suppliers, or clients have entrusted to the Firm. The obligation to
	preserve	confidential information continues even after an Employee’s tenure with the Firm ends.
	Please	refer to the Firm’s Information Security Policy for additional requirements.
G.	Service on a Board of Directors
	Because	of the potential for conflicts of interest and insider trading issues, the Firm
	requires	Employees to notify the Chief Compliance Officer or local Compliance Head (or
	designee)	prior to accepting a position on an organization’s board of directors. If an
	Employee	wishes to serve as a director of a public company, the Employee must receive
	written	approval from the Chief Compliance Officer or local Compliance Head prior to
	accepting	the position. Employees must represent to the Chief Compliance Officer or local
	Compliance	Head that the opportunity of the position arises as a result of activities
	unrelated	to their position at the Firm, and that the position will not create a material
	conflict	of interest.
	1.	Private Company Going Public. The Firm requires that an Employee who is a director of a private company notify the Chief Compliance Officer or local Compliance Head if that company goes public during the Employee’s term as director. Employees must represent to the Chief Compliance Officer or local Compliance Head that the opportunity to hold a position as director of a publicly traded company arises as a result of activities unrelated to their position at the Firm, and that the position will not create a material conflict of interest.
H.	Other Outside Activities

In addition to addressing service on boards of organizations or companies, the Firm has provisions addressing the following issues:

1.	General. The Firm prohibits Employees from engaging in outside business or investment activities that materially interfere or could potentially materially interfere with their duties at AXA Rosenberg Group.
2.	Disclosure. Regardless of whether an activity is specifically addressed in the Code, Employees should disclose any personal interest that might present a conflict of interest or harm the reputation of the Firm or its clients.
I.	Marketing and Promotional Activities
Employees are reminded that all oral and written statements, including those made to clients, prospective clients, client representatives, or the media, must be professional, accurate, balanced, and not misleading in any material manner.
The Firm’s Media Relations Policy and the applicable regional Compliance Manual provide additional requirements.
II.	ANTITRUST AND FAIR DEALING

The Firm believes that the welfare of consumers is best served by economic competition. AXA

Rosenberg Group’s policy is to compete vigorously and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition, and fair-dealing laws in all the markets in which it operates. Employees should endeavor to deal fairly with clients, suppliers, competitors, and other Employees. No one should take unfair advantage, especially through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

III.	COMPLIANCE PROCEDURES
A.	Certification of Compliance
	1.	Initial Certification. The Firm is required to provide all Employees with a copy of the
		Code	of Ethics. Therefore, all Employees are required to certify in writing that they have:
		a.	Received a copy of the Code
		b.	Read and understood all provisions of the Code
		c.	Agreed to comply with the terms of the Code.
	2.	Acknowledgment of Amendments. The Firm must provide Employees with any
		amendments	to the Code, and Employees should submit a written acknowledgment
		that	they have received, read, and understood the amendments to the Code.

3.	Certification. Employees must certify at least annually that they have:
	a.	Read, understood, and complied with the Code
	b.	Submitted all the reports required by the Code
	c.	Not engaged in any prohibited conduct
	d.	Not become subject to any of the disciplinary events listed in Item 11 of Form ADV, Part 1 (Disciplinary History).
	Conversely,	if Employees are unable to make such a representation, they are
	required	to immediately report any violations to the Chief Compliance Officer or local
	Compliance	Head.

IV. CODE OF ETHICS RECORDKEEPING REQUIREMENTS

The Firm will maintain the following records in a readily accessible place:

A copy of this Code of Ethics and each Code that has been in effect at any time during past five years.
A record of any violation of the Code and any action taken as a result of such violation during the five-year period beginning with the end of the fiscal year in which the violation occurred.
A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently or has been an Employee within the past five years.
These records will be kept for five years after the individual ceases to be an Employee of the Firm.
Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports.
A list of the names of persons who are currently or have been Employees within the past five years.
A record of any decision and supporting reasons to approve the acquisition of securities by Employees in limited or initial public offerings for at least five years after end of the fiscal year in which approval was granted.
A record of persons responsible for reviewing Employees’ reports currently and during last five years.
A copy of reports provided to an applicable fund’s board of directors regarding the Code.

V. FORM ADV DISCLOSURE

The Firm is required to include on Schedule F of US SEC Form ADV, Part II, a description of the Code and to state that the Firm will provide a copy of the Code to any client or prospective client upon request.

VI.	ADMINISTRATION AND ENFORCEMENT OF THE CODE
A.	Training and Education
The Chief Compliance Officer/local Compliance Head is responsible for training and educating Employees regarding the Code. Such training will occur periodically, and all Employees are required to attend any training sessions or read any applicable materials.
B.	Review
The Chief Compliance Officer/local Compliance Head is required to review at least annually the adequacy of the Code and the effectiveness of its implementation.
C.	Mutual Funds’ Board Approval[7]
AXA Rosenberg Group is a sub-adviser to mutual funds; accordingly, the Firm is required to have the Code approved by the board of directors of the mutual funds that the Firm sub- advises. Any material amendments to the Code must also be approved by the boards of such mutual funds.
D.	Report for the Mutual Funds’ Board[8]
AXA Rosenberg Group is a sub-adviser to mutual funds; accordingly, the Firm is required to provide an annual written report to the board of directors of those funds that the Firm sub-advises. This report describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report must include discussion of whether any waivers that might be considered important by the board were granted during the applicable period. The report must also certify that AXA Rosenberg Group has adopted procedures reasonably necessary to prevent Employees from violating the Code.
E.	Report for Senior Management
The Global Head of Legal and Compliance, the Chief Compliance Officer/local Compliance Head is required to report to senior management his or her annual review of the Code and to bring material violations to the attention of senior management.
F.	Reporting Violations
7	This requirement applies to SEC registered investment advisers only.
8	Ibid.

All Employees must report violations of the Firm’s Code of Ethics promptly to the Chief Compliance Officer, the local Compliance Head, or the Global Head of Legal and Compliance (provided that the Chief Compliance Officer or local Compliance Head also receives reports of all violations). Additionally, Employees should refer to the Incident and Issue Escalation Policy in the applicable regional Compliance Manual for additional requirements.

1.	Apparent Violations. Employees are required to report “apparent” or “suspected”
	violations	in addition to actual or known violations of the Code.
2.	Retaliation. Retaliation against an individual for reporting a violation is prohibited
	and	constitutes a further violation of the Code.
3.	Types of Reporting. Employees are required to report:
	a.	Noncompliance with applicable laws, rules, and regulations
	b.	Fraud or illegal acts involving any aspect of the Firm’s business
	c.	Material misstatements in regulatory filings, internal books and records, and clients’ records or reports
	d.	Activity that is harmful to clients, including fund shareholders
	e.	Deviations from required controls and procedures that safeguard clients and the Firm.
	This	list is not exhaustive, and is not intended to limit the types of reporting required.
4.	Confidentiality. Such reports will be treated confidentially to the extent permitted by
	law,	and will be investigated promptly and appropriately.
5.	Alternate Designee. In the event that the Chief Compliance Officer, the local
	Compliance	Head, or the Global Head of Legal and Compliance is unreachable,
	Employees	may report violations to any member of the Executive Committee
	(provided	that the Chief Compliance Officer/local Compliance Head also receives
	reports	of all violations).
6.	Advice. Employees should seek advice from the Compliance and Legal Teams with
	respect	to any action or transaction that might violate the Code, and they should
	refrain	from any action or transaction that might lead to the appearance of a violation.

G. Sanctions

Any violation of the Code may result in disciplinary action that the Firm or the Firm’s designee deems appropriate, including, but not limited to, a verbal or written warning, disgorgement, suspension of personal trading rights, suspension of employment (with or without compensation), demotion, or termination of employment. In addition, the Firm may require the Employee or other individual involved to reverse any trade at issue and forfeit any profit or absorb any loss from the trade. Violations of the Code may result in referral to civil or criminal authorities where appropriate.

H. Further Information Regarding the Code

Employees should contact the Chief Compliance Officer, the local Compliance Head, or other members of the Legal and Compliance Teams for additional information about the Code or any other ethics-related questions.

AXA Rosenberg Group Personal Trading and Insider Trading Policy (“the Policy”)

Introduction and Scope

I. PERSONAL TRADING

AXA Rosenberg Group LLC (hereinafter collectively referred to as “AXA Rosenberg Group” or “the Firm”) is subject to the various rules and regulations relating to personal trading in the jurisdictions in which the Firm operates. In response to these various rules and regulations, AXA

Rosenberg Group has adopted the following policy on personal trading, which applies globally, as outlined.

AXA Rosenberg Group uses a proprietary personal trading application known as “Ptrade” to provide an automated and streamlined mechanism for managing Employees’ personal trading practices, in accordance with regulatory requirements, the Firm’s Code of Ethics, and regional Compliance Manuals. Integrated within the application is an automated cross-check of the requested covered security against real-time recommendations of the Firm’s investment model. The Firm performs an additional safeguard by requiring an Employee from Trading and/or a designated person from Compliance to conduct quality control of Ptrade’s compliance function prior to approving a personal trade request. Employees covered by the Policy are required to certify quarterly compliance with applicable regulatory requirements and regional Compliance Manuals.

A.	Persons Covered by the Policy
	Employees	and additional persons and accounts as described below are subject to the
	Policy	and are hereinafter collectively referred to as “Restricted Persons.”
	1.	All Employees of AXA Rosenberg Group and its subsidiaries.
	2.	Non-Employees, defined as any person who fulfills a specific function or position within AXA Rosenberg Group for a long term; “long term” is defined as three months.
Non-Employees are employed by a third party, and their services are contracted and approved by AXA Rosenberg Group to work for the Firm. Non-Employees may need access to AXA Rosenberg Group’s secured systems.
	3.	Immediate family living in the Employee’s household, including any relative by blood or marriage, and any domestic partner or “significant other” living in the Employee’s household.
	4.	Any account over which an Employee or member of an Employee’s household has discretionary authority to make investment decisions.

5.	Any account in which an Employee or member of an Employee’s household has a direct or indirect beneficial interest, such as a trust.

Restricted Persons are prohibited from disclosing any investment information obtained in the course of their association with AXA Rosenberg Group, except as required by law or as required for legitimate AXA Rosenberg Group business purposes.

B.	Securities Covered by the Policy (“Covered Security”)
A Covered Security as defined in the Policy means any stock, bond, future, investment contract or any other instrument that is considered a security. The following are considered Covered Securities:
	1.	Stocks (foreign and domestic)
	2.	Bonds (foreign and domestic)
	3.	Security futures (e.g., single stock futures; foreign and domestic)
	4.	Derivative instruments such as options, warrants, or rights (foreign and domestic)—see Section F for transactions concerning the Employee Stock Option Plan
	5.	Any type of limited partnerships or limited liability companies, such as a commingled trust (foreign and domestic)
	6.	Open-end mutual funds and unit trusts (foreign and domestic) that are advised or sub-advised by AXA Rosenberg Group
	7.	Private investment funds, hedge funds, and investment clubs (foreign and domestic)
	8.	Exchange traded funds
	9.	Closed-end funds
	10.	Spread bets on financial instruments (individual companies) or market indexes
	11.	Contracts for Differences (CFD)
	12.	Self-select ISA/PEPS (i.e., where the individual has discretion).
C.	Exempt Securities
The following securities are not Covered Securities and therefore do not require preclearance or reporting under the Policy:
	1.	Direct investments in obligations of a government (excluding municipal debt instruments)
	2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high- quality short-term debt obligations, including repurchase agreements
	3.	Shares issued by money market funds
	4.	Shares of open-end mutual funds and unit trusts that are not advised or sub- advised by the AXA Rosenberg Group (foreign and domestic)

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the AXA
Rosenberg Group
Investments in commodities (not including index futures or currency futures or forward contracts traded on a national securities exchange)
Direct investment in real estate (not including securities investing in real estate, such as Real Estate Investment Trusts [“REITs”])
Securities held in accounts over which the Restricted Person has no direct or indirect influence or control.
D.	Trading Provisions and Prohibitions
Restricted Persons are prohibited from purchasing or selling, directly or indirectly, any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership if they know (or should have known at the time of such purchase or sale) that the Covered Security:
Is being (or is recommended to be) purchased by the Firm on behalf of a client
Is being (or is recommended to be) sold by the Firm on behalf of a client
For any other reason has not satisfied the following preclearance requirements.
1.	Initial Public Offerings—Preclearance. The Firm requires Restricted Persons to receive written permission from the Chief Compliance Officer or local Compliance Head prior to acquiring any securities in an initial public offering (“IPO”). Restricted Persons must represent to the Chief Compliance Officer or local Compliance Head that the IPO investment opportunity arises as a result of their outside personal trading activities (unrelated to their position at the firm). The Firm must also make a good-faith determination that the investment will not create a material conflict of interest.
2.	Limited or Private Offerings—Preclearance. The Firm requires Restricted Persons to receive written permission from the Chief Compliance Officer or local Compliance Head prior to acquiring any interest in a limited offering (e.g., private placement).
Restricted Persons must represent to the Chief Compliance Officer or local Compliance Head that the investment in a limited offering opportunity arises as a result of their outside personal trading activities (unrelated to their position at the Firm). The Firm must also make a good-faith determination that the investment will not create a material conflict of interest. The Firm also requires Restricted Persons to notify the Chief Compliance Officer or local Compliance Head if the limited or private offering publicly announces its intent to make a public offering of its securities.
3.	Market Timing. The Firm prohibits Restricted Persons from engaging in market timing or short-term trading in mutual funds advised or sub-advised by AXA
Rosenberg Group, and discourages such trading activities in all other mutual funds.

Additionally, the Firm requires Restricted Persons to adhere to the market timing provisions in a fund’s prospectus.
4.	Good for the Day (“GFD”) Trades (applies to Restricted Persons within the AXA Rosenberg Group). Preclearance approval is good until the close of business on the trading day in which authorization is granted for the Restricted Person. If the transaction is not placed with the brokerage within that time period, a new trade request must be obtained before the transaction is placed.
Restricted Persons affiliated with Singapore- and Hong Kong–based subsidiaries of AXA Rosenberg Group are allowed to place only GFD trades.
5.	Good ’Til Canceled (“GTC”) Trades (applies to Restricted Persons affiliated with US-based subsidiaries of AXA Rosenberg Group only). After Restricted Persons have received approval from Ptrade for a personal trade request placed as a GTC trade with a stated limit price, they must place the GTC order with the stated limit price with their broker during market hours on the day the trade request has been approved. After the GTC trade request is approved and has been placed with their broker, Restricted Persons do not have to receive approval each day until the order is filled. If, for any reason, Restricted Persons amend the original order in any way or learn that the information in the trade request form is not accurate, they must submit a new trade request and obtain approval prior to placing the amended transaction with their broker.
6.	Holding Periods. Restricted Persons are discouraged from conducting short-term trading in their personal trading accounts.
Restricted Persons affiliated with Singapore- and Hong Kong–based subsidiaries of AXA Rosenberg Group have a 30-day holding period.
Restricted	Persons affiliated with Japan-based subsidiaries of AXA Rosenberg
Group	have a six-month holding period.
E.	Preclearance Requirements
	Restricted	Persons who wish to trade a Covered Security must use Ptrade to obtain
	approval	in advance of trading. Restricted Persons may execute approved personal
	trades	only after they have received approval documented in Ptrade. Electronic approval
	such	as e-mail is acceptable only as an exception.
	The	following Covered Securities are subject to preclearance requirements:
	1.	Stocks (foreign and domestic)
	2.	Bonds (foreign and domestic)
	3.	Security futures (e.g., single stock futures; foreign and domestic)

4.	Derivative instruments such as options on Covered Securities, warrants. or rights (foreign and domestic)—see Section F for transactions concerning Employee Stock Option Plan
5.	Any type of limited partnerships or limited liability companies, such as a commingled trust (foreign and domestic)
6.	Initial Public Offerings (“IPOs”) and limited offerings, including private placements, hedge funds, and investment clubs (foreign and domestic; all require written preapproval from a Compliance Officer)
7.	Certain closed-end funds
8.	Spread bets on financial instruments (individual companies) or market indexes
9.	Contracts for Differences (CFD)
10.	Self-select ISA/PEPS (i.e., where the individual has discretion).

If Restricted Persons are uncertain whether an investment would qualify as a Covered Security, they should contact their Compliance Officer.

A Restricted Person’s personal trade request will be checked against the AXA Rosenberg Group’s systems containing the most recent overnight and real-time recommendations. No trade will be approved for the purchase or cover of a security that is currently being recommended as a “buy” by AXA Rosenberg Group. Likewise, no trade will be approved for the sale or short of a security that is currently being recommended as a “sell” by AXA Rosenberg Group.

If the systems are not recommending the same transaction, the Compliance Officer or designee will usually approve the trade. However, Compliance Officers have the discretion and the authority to deny trade approval even if the systems are not recommending the same or a similar transaction if the Compliance Officer believes that the trade would not be in the best interest of the AXA Rosenberg Group or its clients, or if for some other reason the Compliance Officer or designee believes that trade approval is not appropriate.

Should a Restricted Person’s trade request be rejected, the Restricted Person may make a new request on the following days until their request is approved. Restricted Persons should consider that, due to market conditions and AXA Rosenberg Group’s trading style, trade requests may be repeatedly rejected. Unfortunately, trade rejections are a risk that Restricted Persons take when trading Covered Securities—recommendations and trades for AXA Rosenberg Group clients are always first and foremost.

Restricted Persons may contact Compliance regarding repeated trade rejections. The Compliance Officer or designee will investigate the rejection and will confirm whether the rejection is valid.

To avoid any doubt when conducting personal trades, Restricted Persons may not, directly or indirectly, access AXA Rosenberg Group’s systems to ascertain whether a security is

	being	recommended. Nor should Restricted Persons request such information from
	Employees	with access to or knowledge of the system’s recommendations. In addition, no
	Restricted	Person should request or induce a trader to complete or close out a trade for a
	client	in order for the Employee to be able to trade the same security.
F.	Employee Stock Option Plan (“ESOP”)
	As	the holder of a stock option granted by a current or former employer, Restricted
	Persons	may exercise their right to buy the security at any time before the expiration date
	of	the option.
	As	soon as Restricted Persons exercise the option, they are deemed to be the owner of
	the	security; therefore, they must report the holding of the security in Ptrade. If the security
	is	a Covered Security requiring preclearance (as defined in Section E), Employees must
	obtain	preclearance prior to the sale of the security resulting from exercising the stock
	option.	The Compliance Officer or designee may require Restricted Persons to provide
	documentation	to evidence the assignment and/or exercise of such transactions.
G.	Reportable Transactions
	Restricted	Persons are required to report in Ptrade the following transactions for Covered
	Securities.	Such transactions are not subject to preclearance requirements; however, they
	must	be reported in Ptrade.
	1.	Transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans of Covered Securities (the total number of shares transacted, rather than individual transactions, as of quarter-end must be entered in Ptrade). If Restricted Persons intend to make cash contributions to an automatic investment plan, they must preclear the initial investment of Covered Securities within the plan; however, subsequent investments of such Covered Securities made within the confines of the plan only need to be reported. If Restricted Persons intend to purchase a new Covered Security within the plan or sell an existing Covered Security within the plan, they must obtain preapproval in Ptrade prior to effecting such transactions.
	2.	Transactions effected pursuant to corporate actions, including, but not limited to, acquisition of securities through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, tender offers, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.
	3.	Transactions of open-end mutual funds and unit trusts that are advised or sub- advised by AXA Rosenberg Group (foreign and domestic).
	4.	Transactions of unit investment trusts.
	5.	Transactions of exchange traded funds.

	6.	Transactions in certain types of debt securities (e.g., municipal bonds).
	7.	Other nonvolitional events, such as an exercise of an option at expiration—see Section F, Employee Stock Option Plan, for additional information.
	8.	Purchases effected upon exercise of rights issued pro rata to all holders of a class of an issuer’s securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.
H.	Breach of Policy
	Failure	to satisfy and adhere to all requirements set forth in this Policy is a serious breach
	and	will be treated as such. Violations of this Policy may subject the Employee to
	disciplinary	action, including termination of employment. Failure to obtain preclearance
	may	result in the trade being canceled, with the Restricted Person bearing any losses that
	may	occur. The Compliance Officer may require that any profits resulting from an
	unauthorized	trade be donated to a charity designated by AXA Rosenberg Group.
I.	Trading Hours
	Except	as stated in the following paragraph, approval of a Restricted Person’s personal
	trade	is valid only through the end of the trading day in the jurisdiction or market in which
	the	security is primarily traded. Specifically, trades may be approved and are valid as follows:
	Orinda—between	6:30 a.m. and 1:00 p.m. Orinda time
	London—between	8:30 a.m. and 4:30 p.m. London time
	Tokyo—between	9:00 a.m. and 3:00 p.m. Tokyo time
	Singapore—between	9:00 a.m. and 5:00 p.m. Singapore time
	Hong	Kong—between 10:00 a.m. and 4:00 p.m. Hong Kong time
	If	the trade is not effected within these hours and the Restricted Person still wants to make
	the	trade the next day (or on any subsequent day), the Restricted Person must again seek
	approval	for the trade.
J.	Post Trade
	Restricted	Persons are required to promptly indicate whether a transaction was effected
	on	an approved trade request by confirming the trade request in Ptrade. Restricted
	Persons	need to provide the following information to confirm trades that have been executed:
	1.	Date of the transaction (trade date)
	2.	Title and exchange ticker symbol
	3.	Type of security

	4.	Nature of the transaction (e.g., buy, sell, cover)
	5.	Price of the security at which the transaction was effected
	6.	Interest rate and maturity date (if applicable)
	7.	Number of shares
	8.	Principal amount
	9.	Account(s) information in which the transaction(s) occurred
	10.	Date the report is submitted
	11.	Beneficiary of transaction (traded on behalf of).
K.	Certification Requirements
	All	Employees must use Ptrade for reporting requirements.
	1.	Holdings Reports. AXA Rosenberg Group requires Employees to submit to the
		Chief	Compliance Officer or local Compliance Head (or other designee) a report in
		Ptrade	of all holdings in Covered Securities in which Restricted Persons have any
		direct	or indirect beneficial ownership within 10 days of becoming a Restricted
		Person.	Thereafter, Employees must submit quarterly such report within 20 days
		after	the end of the applicable calendar quarter.
		a.	The Holdings Report will include:
			(i)	Title and exchange ticker symbol
			(ii)	Type of security
			(iii)	Number of shares
			(iv)	Principal amount
			(v)	Name of entity where the Covered Security is held
			(vi)	Date the report is submitted
		b.	Current information: The information supplied must be current as of a date no
			more	than 45 days prior to the date the report was submitted. For new
			Employees,	the information must be current as of a date no more than 45 days
			before	the person became an Employee.
	2.	Quarterly Transaction Reports. Within 20 calendar days of the end of each
		calendar	quarter (or before the Employee’s last date of employment, whichever is
		earlier),	each Employee should certify in Ptrade all transactions in Covered
		Securities	during the quarter.
		a.	The Quarterly Certification in Ptrade will include:

(i) Account(s) in which the transaction(s) occurred (ii) Title and exchange ticker symbol or CUSIP number (iii) Date of the transaction (trade date) (iv) Type of security (v) Nature of the transaction (e.g., buy, sell, cover) (vi) Price of the security at which the transaction was effected (vii) Interest rate and maturity date (if applicable) (viii) Number of shares (ix) Principal amount (x) Date the report is submitted.
		Every	Employee shall certify quarterly regardless of whether reportable transactions
		occurred	for the quarter.
	3.	Quarterly Brokerage Account Reports. The Policy requires Employees to disclose
		the	following information about any account opened during the quarter that contains
		securities	held for the direct or indirect benefit of the Restricted Persons:
		a.	Name of the entity (i.e., broker, dealer, or bank) with whom the Restricted Person established the account
		b.	Date the account was established
		c.	Date the report is submitted.
	4.	Confidentiality of Reports. The Firm assures Restricted Persons that their
		transactions	and holdings reports will be maintained in confidence, except to the
		extent	necessary to implement and enforce the provisions of the Policy or to comply
		with	requests for information from government agencies.
	5.	Duplicate Brokerage Confirmations and Statements (where applicable). The Firm
		requires	Restricted Persons to direct their brokers to provide to the Chief
		Compliance	Officer, local Compliance Head, or other designated compliance official,
		on	a timely basis, duplicate copies of confirmations of all personal securities
		transactions	and copies of periodic statements for all securities accounts. Restricted
		Persons	may use the form letter attached to the Policy to notify such financial institutions.
	6.	Monitoring of Personal Securities Transactions. The Chief Compliance Officer,
		local	Compliance Head, or designee is required to review personal securities
		transactions	and holdings reports periodically. Therefore, the Chief Compliance
		Officer,	local Compliance Head, or designee is responsible for reviewing and
		monitoring	personal securities transactions and trading patterns of Restricted
Persons.
L.	Broker Relationships

In no event may Restricted Persons’ accounts be traded in-house or may the AXA Rosenberg Group's institutional broker relationships be used to execute Employee trades.

Employees are responsible for their own broker relationships.

II. INSIDER INFORMATION

AXA Rosenberg Group may obtain, in the course of its business, material and non-public information pertaining to companies whose securities are publicly traded. The term “material nonpublic information” relates to issuers and to investment advisers’ securities recommendations and client securities holdings and transactions. Material non-public information could be received from sources including company insiders/agents and/or third parties such as consultants. Care should be taken to ensure that there are no implications of insider trading derived from such relationships; therefore, Restricted Persons may not: (i) trade securities, either personally or on behalf of others while in possession of material nonpublic information concerning those securities or their issuer, or (ii) communicate material nonpublic information to others, including internal and/or external communications, in violation of Applicable law.

Penalties for communicating or trading on material nonpublic information are severe. A person can be subject to some or all of the following, even if he or she does not personally benefit from the violation: civil injunctions; damages in a civil suit; disgorgement of profits; jail sentences; fines for a person who committed the violation; fines for the employer or other controlling person; and prohibition from employment in the securities industry.

Restricted Persons may not engage in what is commonly known as “front-running” or “scalping” (i.e. the buying or selling of securities in an account over which the employee has beneficial ownership prior to a purchase or sale by a client, in order to benefit from any price movement that may be caused by the client’s transactions). Such conduct would constitute a violation of this Policy. Restricted Persons may not engage in any transactions for the purpose of raising, lowering, or maintaining the price of a security or of creating a false appearance of active trading in a security (i.e. manipulation).

In addition, AXA Rosenberg Group has established, implemented and maintained arrangements aimed at preventing Restricted Persons from engaging in activities that may give rise to a conflict of interest. Restricted Persons may not enter into a personal transaction that conflicts or is likely to conflict with an obligation of the Firm to a client. Please refer to AXA Rosenberg Group’s Conflicts of Interest Policy for additional information.

APPENDIX 2

(Applies to Restricted Persons affiliated with US-based subsidiaries of AXA Rosenberg Group only)

Sample Broker Confirmation Request Letter

[Date]

[Name]
[Name of broker-dealer]
[Address of broker-dealer]

Re: [Employee name, Account Number(s)]

I am deemed a Supervised Person of AXA Rosenberg Group, a registered investment adviser. In compliance with the Firm’s Code of Ethics, please send duplicate statements and confirmations of any securities transactions in the above referenced account to the Firm at the following address:

Attention: Compliance Department
AXA Rosenberg Group
4 Orinda Way, Building E
Orinda, CA 94563

Very truly yours,

[Signature of Employee]

cc:	Joan Jiang, Compliance Jennifer Showers, Compliance